UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2008

CVS CAREMARK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011		05-0494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, David M. Denton, formerly Senior Vice President – Financial Administration of CVS Caremark Corporation (“CVS Caremark”), became CVS Caremark’s Senior Vice President, Controller and Chief Accounting Officer. In connection with the appointment to his new position, Mr. Denton’s annual salary has been increased to $350,000, his 2008 target annual cash incentive award has been set at 55% of his salary, and he has been granted a Partnership Equity Program (“PEP”) award in the amount of $50,000. Pursuant to the PEP award, Mr. Denton purchased 1,242 shares of CVS Caremark stock, was granted 1,242 CVS Caremark matching restricted stock units vesting on the fifth anniversary of the grant date, and received a grant of 12,420 options to purchase CVS Caremark common stock, vesting 1/3 on each of the third, fourth and fifth anniversaries of the grant date.

Mr. Denton, age 42, served as Senior Vice President, Financial Administration of CVS Caremark Corporation and CVS Pharmacy, Inc. from April 13, 2007 until March 5, 2008; Senior Vice President, Finance and Controller of PharmaCare Management Services, Inc., one of the Company’s pharmacy benefits management subsidiaries, from October 2005 through April 12, 2007; and Vice President of CVS Pharmacy, Inc. from February 2002 through October 2005. He has been an employee of subsidiaries of the Company since July 1999. Mr. Denton holds a B.S. in Business Administration from Kansas State University and an MBA from Wake Forest University. He is a certified public accountant.

Also on March 5, 2008, Paula A. Price, formerly Senior Vice President, Controller and Chief Accounting Officer of CVS Caremark, took a different position with the Company, as CVS Caremark’s Senior Vice President – Financial Administration (the title formerly held by Mr. Denton).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CAREMARK CORPORATION

By:	/s/ David B. Rickard
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Dated: March 7, 2008